[TPG Logo]

March 10, 2014

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

This letter confirms that Ronald Cami and David Reintjes are authorized and designated to sign all securities related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf. This authorization and designation shall be valid until July 1, 2016.

Very truly yours,

/s/ Alan Kirshenbaum
Alan Kirshenbaum